UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

The Necessity Retail REIT, Inc.

(Name of Registrant as Specified in its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Related Fund Management, LLC
Jim Lozier
Richard O’Toole

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 18, 2023, Blackwells Capital LLC (“Blackwells Capital”) issued a press release, which references a letter that Blackwells Capital began mailing to stockholders of The Necessity Retail REIT, Inc. on April 19, 2023. The full text of the letter is included in the press release, a copy of which is filed as Exhibit 1.

Exhibit 1

Blackwells Capital Issues Letter to Shareholders of The Necessity Retail REIT, Inc (“RTL”) Ahead of
Critical Vote at the 2023 Annual Meeting

Current Board has Failed Shareholders by Presiding Over Abysmal Financial Results, Industry-Worst
Corporate Governance and the Plundering of Value by AR Global

Since RTL’s IPO in 2018, There Have Been 8 Dilutive Stock Offerings Totaling $191 Million. During the
Same Period, AR Global has Collected $498 Million in Payments from RTL Shareholders. We Believe this
Represents a Looting of Corporate Coffers of the Highest Order.

Urges Shareholders Vote on the WHITE Universal Proxy Card to Elect Blackwells’ Two Highly Qualified

and Independent Director Candidates

NEW YORK, April 18, 2023 (BUSINESS WIRE) -- Blackwells Capital LLC (together with its affiliates “Blackwells” or “we”), today issued a letter to fellow shareholders regarding the urgent need for boardroom change at The Necessity Retail REIT, Inc. (NASDAQ: RTL) (“Necessity Retail REIT” or “RTL”).

We invite all shareholders to learn more about our case for change and director candidates at www.StopARGlobal.com.

The full letter to shareholders has been reproduced below:

Dear fellow shareholder:

At the upcoming annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof and adjournments, postponements, reschedulings or continuations thereof the “Annual Meeting”), shareholders have an opportunity to halt the ongoing destruction of value at The Necessity Retail REIT Inc. (“RTL”). As you may know, Blackwells has been working tirelessly on behalf of all shareholders to hold AR Global Investments, LLC (“AR Global”) - the parent company of the ‘advisor’ and ‘property manager’ of RTL- to account for its self-dealing and self-enrichment, to the substantial detriment of shareholders.

We believe the case for boardroom change is clear based on the following:

●	RTL trades at a 66% discount to its Net Asset Value and 62% discount to peers. This is due to the chokehold of its significantly off-market management agreement with AR Global. Since 2015, RTL has paid AR Global $498 million in fees and expenses, while RTL shareholders have suffered a 62% stock price decline representing $1.3 billion in total value destruction.

●	Since RTL’s initial public oﬀering in 2018, there have been 8 dilutive stock issuances at the behest of AR Global. While shareholders have had to suﬀer through each of these dilutive issuances, AR Global’s unchecked parade against RTL’s coffers has led to annual fees and expenses increasing 3.0x during the same period.

●	We believe RTL’s board of directors (the “RTL Board”) and management is profoundly conflicted and have enabled AR Global’s self-dealing and corporate piracy. These entanglements include: (i) RTL’s CEO, President and Chairman, Michael Weil who is the founding Partner of AR Global; (ii) CFO Jason Doyle who is the former CAO of another AR Global advised entity; and (iii) Lisa Kabnick, the RTL Board’s “lead independent director”, who should be acting as an independent fiduciary for RTL shareholders, yet has profited considerably as a director on the boards of several AR Global-managed REITs.

●	Blackwells believes that RTL needs drastic corporate governance changes. In connection with the Annual Meeting, Blackwells has nominated two independent and highly qualified individuals for the RTL Board, Jim Lozier and Richard O’Toole. Both individuals bring a wealth of real estate and fiduciary experience, along with a track record of creating value. Blackwells has also proposed a series of advisory resolutions to bring much needed corporate governance reform to RTL. We believe these proposals, and our nominees, will bring integrity, intelligence and best practices of corporate governance to RTL once and for all.

Your vote is very important. In response to Blackwells’ nominations, the RTL Board has engaged in costly litigation to shield itself from scrutiny and suppress the voice of its shareholders. We urge all our fellow shareholders to vote.

Shareholders should use the WHITE Universal Proxy Card to vote FOR all of Blackwells’ director nominees. We are also asking you to vote FOR each of the Blackwells’ non-binding advisory resolutions on the WHITE Universal Proxy Card.

If you have already voted on the Company’s proxy card, you have every right to change your vote by (i) signing, dating and returning a later dated WHITE Universal Proxy Card, (ii) voting via the Internet, by following the instructions on the WHITE Universal Proxy Card or (iii) voting virtually at the Annual Meeting.

We thank our fellow shareholders for their support and look forward to finally putting an end to the ongoing value destruction at RTL.

Shareholders who require assistance voting their WHITE Universal Proxy Card can contact Morrow Sodali at 1-800-662-5200 or at Blackwells@morrowsodali.com

Sincerely,

/s/ Jason Aintabi
Jason Aintabi
Chief Investment Officer
Blackwells Capital

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Blackwells’ investments in real estate have ranged from property development and management to REITs and adjacent real estate activities, including financing, origination, and managing real estate backed securities, including direct mezzanine and equity investments. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com.

IMPORTANT ADDITIONAL INFORMATION

Blackwells Onshore I LLC, Blackwells, Related Fund Management, LLC, Jason Aintabi, Richard O’Toole and James L. Lozier (collectively, the “RTL Participants”) are participants in the solicitation of proxies from the shareholders of RTL in connection with the 2023 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “2023 RTL Annual Meeting”). The RTL Participants have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying WHITE universal proxy card to be used in connection with any such solicitation of proxies from RTL’s shareholders for the 2023 RTL Annual Meeting. BLACKWELLS STRONGLY ADVISES ALL SHAREHOLDERS OF RTL TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE RTL PARTICIPANTS AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE RTL PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying WHITE universal proxy card will be furnished to some or all of RTL’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. Requests for copies should be directed to Blackwells Onshore I LLC.

Contacts

Gagnier Communications

Dan Gagnier

646-569-5897

blackwells@gagnierfc.com

Longacre Square Partners

blackwells@longacresquare.com

646-386-0091